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                                                                    Exhibit 21.1


                      Subsidiaries of Visual Networks, Inc.


VISUAL NETWORKS OPERATIONS, INC. (Delaware)
VISUAL NETWORKS OF TEXAS, L. P. (Texas)
VISUAL NETWORKS PROTECTION, INC. (Vermont)
VISUAL NETWORKS INSURANCE, INC. (Vermont)
VISUAL NETWORKS INTERNATIONAL OPERATIONS, INC. (Delaware)
VISUAL NETWORKS, LTD. (Bermuda)
VISUAL NETWORKS TECHNOLOGIES, INC. (California)
VISUAL NETWORKS INVESTMENTS, INC. (California)
VISUAL NETWORKS TEXAS OPERATIONS, INC. (Delaware)
NET2NET, LLC (Delaware)
INVERSE NETWORK TECHNOLOGY (California)
AVESTA TECHNOLOGIES, INC. (Delaware)
AVESTA TECHNOLOGIES CANADA, INC. (Ontario, Canada)
AVESTA TECHNOLOGIES PTE. LTD. (Singapore)
SM-END-2-END.DE AG (30% interest, Germany)